Exhibit 99.(q)(2)

CERTIFICATE OF SECRETARY

The undersigned Secretary for Aberdeen Investment Funds (the “Trust”) hereby certifies that the Board of Trustees of the Trust duly adopted the following resolution on December 8, 2015:

RESOLVED, that the Trustees hereby approve and authorize the use of the Powers of Attorney executed by the Trustees and certain Officers of the Trust appointing Alan Goodson, Megan Kennedy, Jennifer Nichols and Lucia Sitar as attorneys-in-fact for the purpose of signing and filing on behalf of the Trust its registration statement and any amendments thereto under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended with the U.S. Securities and Exchange Commission, and the attorneys-in-fact listed in such Powers of Attorney are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

Dated: December 8, 2015

/s/ Brian Link
Brian Link
Secretary